EXHIBIT 10

STOCKHOLDERS’ AGREEMENT

This STOCKHOLDERS’ AGREEMENT (this “Agreement”) is made and entered into as of June 11, 2020 (the “Effective Date”), by and among Texas Pacific Land Trust (the “Trust”), on the one hand, and Horizon Kinetics LLC (“Horizon Kinetics”) and Horizon Kinetics Asset Management LLC (together with Horizon Kinetics and collectively with their Affiliates, “Horizon”), SoftVest Advisors, LLC (“SoftVest Advisors”) and SoftVest, L.P. (together with SoftVest Advisors and collectively with their Affiliates “SoftVest”, and together with Horizon, the “Investor Group”), and Mission Advisors, LP (“Mission” and together with the Investor Group and its members, collectively, the “Stockholders”), on the other hand. The Trust and the Stockholders are each herein referred to as a “party” and collectively, the “parties.”

WHEREAS, the Trust intends to take steps to become a corporation domiciled in the State of Delaware (“TPL Corp”), with shares publicly traded on the New York Stock Exchange (the “NYSE”) (the “Proposed Transaction”);

WHEREAS, to implement the Proposed Transaction, the Trust intends to (a) transfer all of its assets to a wholly owned subsidiary of the Trust (“HoldCo”), (b) contribute all of the equity in HoldCo to TPL Corp, which at such time shall be a wholly owned subsidiary of the Trust, and (c) distribute all of the shares of common stock of TPL Corp (the “Common Stock”), to holders of Sub-share Certificates of Proprietary Interest of the Trust (“Sub-share Certificates”), on a pro rata basis in accordance with their interests in the Trust (such distribution, the “Distribution”, and the time of such Distribution, the “Distribution Time”);

WHEREAS, Horizon is the beneficial owner of approximately 22.1% of the outstanding Sub-share Certificates, which percentage does not include an additional approximately 23,479 Sub-share Certificates held directly by senior portfolio managers of Horizon and their families;

WHEREAS, SoftVest is the beneficial owner of approximately 1.7% of the outstanding Sub-share Certificates;

WHEREAS, John R. Norris III and David E. Barry (together, the “Trustees”), the Trust and the Investor Group are parties to that certain Settlement Agreement, dated July 30, 2019, as amended on February 20, 2020 and March 6, 2020 (the “Settlement Agreement”);

WHEREAS, pursuant to the Settlement Agreement, the Trust, the Trustees and the Investor Group have committed to grant mutual general releases in one another’s favor effective at the Distribution Time;

WHEREAS, prior to the date hereof, Murray Stahl and Eric L. Oliver have provided completed director questionnaires to the Trustees and, based on the information available to the Trustees (including responses to the director questionnaires and follow-up questions thereto), the Trustees believe that, as of the date hereof, each of Murray Stahl and Eric L. Oliver qualify as an Independent Director and satisfy the conditions to serving as a director of TPL Corp set forth in Section 1(d) hereof; and

WHEREAS, the parties have determined to form an agreement with respect to the composition of the future board of directors of TPL Corp (the “Board”) and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

1.     Board Composition and Related Matters.

(a) Immediately following the Distribution Time, TPL Corp shall take all actions necessary to appoint Murray Stahl (together with any replacement designated pursuant to this Section 1(a), the “Horizon Designee”) and Eric L. Oliver (together with any replacement designated pursuant to this Section 1(a), the “SoftVest Designee”, and together with the Horizon Designee, each an “Investor Group Designee” and, collectively, the “Investor Group Designees”) to the Board if each Investor Group Designee fulfills each of the conditions set forth in Section 1(d) below (the “Appointment Conditions”) as of the Distribution Time. Based on the information available to the Trustees (including responses to the director questionnaires and follow-up questions thereto), the Trustees believe that Murray Stahl and Eric L. Oliver satisfy the Appointment Conditions as of the Effective Date. In the event that, prior to the Distribution Time, either of Murray Stahl or Eric L. Oliver fails to satisfy the Appointment Conditions, the Investor Group shall have the right to designate replacement candidates for the Horizon Designee or SoftVest Designee, as applicable, until two candidates satisfy the Appointment Conditions and have been approved as Investor Group Designees by the Trustees (such approval not to be unreasonably withheld).

(b) Immediately following the Distribution Time, TPL Corp shall take all actions necessary to appoint Dana F. McGinnis (together with any replacement designated pursuant to this Section 1(b), the “Mission Designee” and together with the Investor Group Designees, each a “Stockholder Designee” and, collectively, the “Stockholder Designees”) to the Board if the Mission Designee fulfills each of the Appointment Conditions as of the Distribution Time. Based on the information available to the Trustees (including responses to the director questionnaires and follow-up questions thereto), the Trustees believe that Dana F. McGinnis satisfies the Appointment Conditions as of the Effective Date. In the event that, prior to the Distribution Time, Dana F. McGinnis fails to satisfy the Appointment Conditions, the Trustees and Murray Stahl shall agree on a replacement candidate for the Mission Designee, who satisfies the Appointment Conditions (such agreement not to be unreasonably withheld).

(c) Effective immediately following the Distribution Time, (i) the Board shall be divided into three classes of directors, as nearly equal in number as reasonably possible in accordance with the Certificate of Incorporation of TPL Corp (as amended from time to time, the “Charter”), and (ii) the Trust and TPL Corp, as applicable, shall have taken and completed all actions necessary to cause the Mission Designee to be appointed to Class I of the Board (with a term expiring in 2021), the SoftVest Designee to be appointed to Class II of the Board (with a term expiring in 2022) and the Horizon Designee to be appointed to Class III of the Board (with a term expiring in 2023).

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(d) As conditions to being appointed to the Board pursuant to Sections 1(a) or 1(b) and 1(c) (and in addition to the conditions for appointment set forth therein), any director candidate for the Board shall (i) provide the Trust with (A) a completed and accurate questionnaire and complete and accurate responses to any reasonable follow-up questions to the questionnaire posed by the Trust; (B) a signed consent to be named as (1) a director of TPL Corp in the registration statement to be filed with the SEC by TPL Corp in connection with the Proposed Transaction (or any amendment thereof) and (2) a nominee in any proxy statement of TPL Corp for any meeting of the stockholders of TPL Corp at which such person may be nominated for election by the Board; (C) an executed agreement to abide by the terms of the Charter, the Bylaws of TPL Corp (as amended and restated from time to time, the “Bylaws”), committee charters, corporate governance guidelines or similar publicly-disclosed governance documents of TPL Corp (collectively, the “Governance Documents”), in the same form as executed by all director candidates; (D) an executed Confidentiality Agreement (defined below); (E) such other information reasonably required by the Governance Documents or as may be reasonably requested by the Trustees; and (F) for Investor Group Designees, an executed conditional resignation letter, addressed to the Board, to become effective upon (1) in the case of the Horizon Designee, the earlier of (x) Horizon ceasing to beneficially own, in the aggregate, a Net Long Position of at least 10% of the issued and outstanding shares of the Common Stock (the “Minimum Ownership Event”), and (y) the Termination Date, and (2) in the case of the SoftVest Designee, the earlier of (x) the Minimum Ownership Event, (y) the Horizon Designee ceasing to serve on the Board, and (z) the Termination Date; (ii) qualify as an Independent Director; (iii) agree to take all necessary action to not be considered to be “overboarded” under the applicable policies of Institutional Shareholder Services, Inc. and Glass Lewis & Co., LLC as a result of his or her appointment to the Board; and (iv) not be otherwise disqualified from serving as a member of a board of directors of a public company with shares traded on the NYSE.

(e) As promptly as practicable after the Distribution Time, the Board shall appoint at least one Stockholder Designee to serve on each committee of the Board.

2.     Voting Commitments and Restrictions.

(a) The Stockholders shall, or shall cause their Representatives to, appear in person or by proxy at each Stockholder Meeting and vote all shares of Common Stock beneficially owned by such Stockholder and over which such Stockholder has voting authority at each Stockholder Meeting in accordance with the Board’s recommendations as such recommendations of the Board are set forth in the applicable definitive proxy statement filed with the SEC (the “Board Recommendations”). For the avoidance of doubt, each of the Stockholders shall take all actions necessary (including by calling back loaned out shares) to ensure that they have the voting power for each share beneficially owned by such Stockholder on the record date for each Stockholder Meeting.

(b) Notwithstanding Section 2(a), the Stockholders shall not be required to vote in accordance with the Board Recommendation for any proposals (i) related to an Extraordinary Transaction or (ii) related to governance, environmental or social matters; provided, however, that the Stockholders shall be required to vote in accordance with the Board Recommendation for any proposal relating to any corporate governance terms that would have the effect of changing any of the corporate governance terms set forth in the plan of conversion recommended by the Conversion Exploration Committee of the Trust on January 21, 2020.

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(c) Subject to Section 3(b) (including the provisos therein), and notwithstanding Section 2(b), if, as a result of a Share Reduction Event, a Stockholder has ownership or control of, or other beneficial ownership interest in, Excess Shares, then such Stockholder shall vote or cause to be voted such Excess Shares in accordance with the Board Recommendations at any Stockholder Meeting for which the Trust or TPL Corp has given notice at such time as which such Stockholder has ownership or control of, or other beneficial ownership interest in, such Excess Shares. Any planned divestment of Excess Shares pursuant to Section 3(b), or any actual divestment of Excess Shares occurring after the Trust or TPL Corp has given such notice of a Stockholder Meeting, shall not relieve the Stockholder of its voting commitment under this Section 3(c).

3.     Standstill.  Except as otherwise provided in this Agreement, without the prior written consent of the Trustees (or following the Distribution Time, the Board), the Stockholders and the Stockholder Designees shall not, and shall cause their Affiliates and controlled Associates not to, directly or indirectly (in each case, except as permitted by this Agreement):

(a)  (i) other than pursuant to Sections 1(a) and 1(b) of this Agreement, nominate, recommend for nomination or give notice of an intent to nominate or recommend for nomination a person for election at any Stockholder Meeting at which directors are to be elected; (ii) initiate, encourage or participate in any solicitation of proxies in respect of any election contest or removal contest with respect to directors; (iii) submit, initiate, make or be a proponent of any stockholder proposal for consideration at, or bring any other business before, any Stockholder Meeting; (iv) initiate, encourage or participate in any solicitation of proxies in respect of any stockholder proposal for consideration at, or other business brought before, any Stockholder Meeting; or (v) initiate, encourage or participate in any “withhold” or similar campaign with respect to any Stockholder Meeting;

(b) acquire, offer or seek to acquire, agree to acquire or acquire rights to acquire or otherwise beneficially own (except by way of stock dividends or other distributions or offerings made available to holders of voting securities of the Trust or TPL Corp generally on a pro rata basis), directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a group, through swap or hedging transactions or otherwise, any voting securities of the Trust or TPL Corp (other than through a broad-based market basket or index) or any voting rights decoupled from the underlying voting securities which would result in (i) Horizon having ownership or control of, or other beneficial ownership interest in, 23.5% or more, in the aggregate, of the then-outstanding Sub-share Certificates or shares of the Common Stock (the “Horizon Cap”), (ii) SoftVest having ownership or control of, or other beneficial ownership interest in, 4.0% or more, in the aggregate, of the then-outstanding Sub-share Certificates or shares of the Common Stock (the “SoftVest Cap”) or (iii) Mission having ownership or control of, or other beneficial ownership interest in, 5% or more, in the aggregate, of the then-outstanding Sub-share Certificates or shares of the Common Stock (the “Mission Cap”, and each of the Horizon Cap, the SoftVest Cap and the Mission Cap, individually, an “Ownership Cap”); provided, however, that, subject to Section 3(c), in the event that the Trust or TPL Corp (A) acquires through share purchases Sub-share Certificates or shares of the Common Stock or (B) undertakes a reverse share split, and any of such actions reduces the number of securities of the Trust or TPL Corp outstanding and thereby increases the proportionate number of Sub-share Certificates or shares of Common Stock that a Stockholder has ownership or control of, or otherwise beneficially owns, to a proportion of Sub-share Certificates or shares of the Common Stock that is equal to or greater than the applicable Ownership Cap for such Stockholder (such event, a “Share Reduction Event”), then such Stockholder shall not be deemed to have acquired or otherwise beneficially own an amount of Sub-share Certificates or shares of the Common Stock that is greater than the number of shares permitted pursuant to such Stockholder’s applicable Ownership Cap (such amount of securities in excess of a Stockholder’s Ownership Cap, the “Excess Shares”) in violation of this Section 3(b) as a result of such Share Reduction Event; provided, further, that such Stockholder shall divest its Excess Shares within a reasonable time period (but in any event, within 30 calendar days of becoming aware of such Share Reduction Event) so that such Stockholder no longer has ownership or control of, or otherwise holds a beneficial ownership interest in, such Excess Shares;

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(c) sell or transfer shares of Common Stock, other than in open market sale transactions where the identity of the purchaser or transferee is not known and in underwritten widely dispersed public offerings, to any Third Party that (i) would result in such Third Party, together with its Affiliates and Associates, owning, controlling or otherwise having any beneficial or other ownership interest in the aggregate of 5.0% or more of the shares of Common Stock outstanding at such time or (ii) would increase the beneficial ownership interest of any Third Party who, together with its Affiliates and Associates, has a beneficial or other ownership interest in the aggregate of 5.0% or more of the shares of Common Stock outstanding at such time, in each case, unless such Third Party is a passive investor that has not been a “reporting person” on a Schedule 13D and would not, in connection with purchasing or holding of securities of TPL Corp, be required to file a Schedule 13D;

(d) (i) form, join or in any way participate in any group or agreement of any kind with respect to any voting securities of the Trust or TPL Corp (except any such group or agreement as disclosed on a Schedule 13D filing with the SEC prior to the Effective Date, provided that any such group or agreement shall be terminated as of the Distribution Time), or (ii) deposit any voting securities of the Trust or TPL Corp in any voting trust or subjecting any Trust or TPL Corp voting securities to any arrangement or agreement with respect to the voting thereof;

(e) seek publicly, alone or in concert with others, to amend any provision of the Governance Documents;

(f) demand an inspection of the Trust’s or TPL Corp’s books and records;

(g) make any (i)  public or private (other than to the Trustees or the Board) proposal with respect to or (ii)  public statement or otherwise seek to encourage, advise or assist any person in so encouraging or advising with respect to, in each case: (A) any change in the number or term of directors serving on the Board or the filling of any vacancies on the Board, (B) any change in the capitalization, dividend or share repurchase policy of TPL Corp, (C) any other change in the Trust’s or TPL Corp’s business, operations, strategy, management, governance, corporate structure, or other affairs or policies, (D) any Extraordinary Transaction, (E) causing a class of securities of the Trust or TPL Corp to be delisted from, or to cease to be authorized to be quoted on, any securities exchange or (F) causing a class of equity securities of TPL Corp to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

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(h) initiate, make, effect, seek to effect, offer or propose to effect, cause or participate in, or in any way knowingly assist any (i) Extraordinary Transaction, (ii) material acquisition of any assets or businesses of the Trust, TPL Corp or any of either the Trust’s or TPL Corp’s subsidiaries, (iii) tender offer or exchange offer, merger, acquisition, share exchange or other business combination involving any of the voting securities or any of the material assets or businesses of the Trust or TPL Corp or any of their subsidiaries, (iv) recapitalization, restructuring, liquidation, dissolution or other material transaction with respect to the Trust or TPL Corp or any of their subsidiaries or any material portion of its or their businesses, or (v) proposal, either alone or in concert with others, to the Trust or TPL Corp that would reasonably be expected to require a public announcement or disclosure regarding any such matter;

(i) enter into any negotiations, agreements or understandings with any Third Party  with respect to the foregoing, or advise, assist, encourage or seek to persuade any Third Party to take any action with respect to any of the foregoing, or otherwise take or cause any action inconsistent with any of the foregoing;

(j) publicly make or in any way advance publicly any request or proposal that the Trust or the Board amend, modify or waive any provision of this Agreement; or

(k) take any action challenging the validity or enforceability of this Section 3 or this Agreement, unless TPL Corp is challenging the validity or enforceability of this Agreement;

provided, however, that (i) nothing in this Agreement shall prevent the Stockholders or Stockholder Designees from making (A) any factual statement in response to a Legal Requirement, (B) any communication to the Trust or TPL Corp, or (C) any private communication to investors or prospective investors in any of the Stockholders or any of their Affiliates, provided that, in each case, such statement or communication (1) is based on publicly available information; (2) is not reasonably expected to be required to be publicly disclosed by any person and is understood by all parties to be confidential communication; and (3) is not made with an intent to circumvent any of the restrictions listed in paragraphs (a) through (k) of this Section 3 or Section 4; and (ii) the restrictions in this Section 3 shall not restrict the Stockholders or Stockholder Designees from tendering shares, receiving payment for shares or otherwise participating in any such transaction on the same basis as the other stockholders of the Trust or TPL Corp or from participating in any such transaction that has been approved by the Trustees or the Board, as applicable, subject to the other terms of this Agreement. Nothing in this Agreement shall limit the exercise in good faith by any Stockholder Designee of his fiduciary duties under applicable law in his capacity as a director of TPL Corp.

4.     Mutual Non-Disparagement.  Without the prior written consent of the other parties, no party shall, nor shall it permit any of its Representatives to, make any public or private statement that undermines, disparages or otherwise reflects detrimentally on (a) another party, (b) another party’s current or former trustees (including the Trustees) or directors in their capacity as such, (c) another party’s officers or employees (including with respect to such persons’ service at the other party), (d) another party’s subsidiaries, or (e) the business of another party or another party’s subsidiaries or any of its or its subsidiaries’ current directors, officers or employees, including the business and current or former directors, officers and employees of the other party’s controlled Affiliates, as applicable. The restrictions in this Section 4 shall not (i) apply (A) in any compelled testimony or production of information in response to a Legal Requirement, or (B) to any disclosure that such party reasonably believes, after consultation with its outside counsel, to be legally required by applicable law, rules or regulations; or (ii) prohibit any party from reporting what it reasonably believes, after consultation with its outside counsel, to be violations of federal law or regulation to any governmental authority pursuant to Section 21F of the Exchange Act or Rule 21F promulgated thereunder.

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5.     Mutual Releases. Effective at the Distribution Time, and as a condition to the appointment of the Stockholder Designees to the Board, the Trust, the Trustees, and all members of the Investor Group (as defined in the Settlement Agreement) shall execute an agreement substantially in the form attached as Exhibit C to the Settlement Agreement (the “Form of Mutual General Release Agreement”), provided, however, that the Form of Mutual General Release Agreement shall, prior to execution, be modified to expressly provide that such agreement shall be effective upon the Distribution Time.

6.     No Litigation.  Each party hereby covenants and agrees that it shall not, and shall not permit any of its Representatives to, directly or indirectly, alone or in concert with others, encourage, pursue or assist any other person to threaten or initiate, any lawsuit, claim or proceeding before any court (each, a “Legal Proceeding”) against the other party or any of its Representatives, except for (a) any Legal Proceeding initiated primarily to remedy a breach of or to enforce this Agreement and (b) counterclaims with respect to any proceeding initiated by, or on behalf of one party or its Affiliates against the other party or its Affiliates; provided, however, that the foregoing shall not prevent any party or any of its Representatives from responding to oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes (each, a “Legal Requirement”) in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, on behalf of or at the direct or indirect suggestion of such party or any of its Representatives; provided, further that in the event any party or any of its Representatives receives such Legal Requirement, such party shall give prompt written notice of such Legal Requirement to the other party (except where such notice would be legally prohibited or not practicable). Each party represents and warrants that neither it nor any assignee has filed any pending Legal Proceeding against any other party.

7.     Press Release; SEC Filings; Public Statements.

(a) No later than two Business Days following the date of this Agreement, the Trust shall issue a press release (the “Press Release”) announcing this Agreement. Prior to the issuance of the Press Release, neither the Trust nor the Investor Group shall issue any press release or public announcement regarding this Agreement or take any action that would require public disclosure thereof without the prior written consent of the other party. The Trust shall provide the members of the Investor Group and their Representatives with a reasonable opportunity to review and comment on the Press Release prior to it being issued and consider in good faith any comments of the Investor Group and their Representatives.

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(b) No later than two Business Days following the date of this Agreement, the Trust shall file with the SEC a Current Report on Form 8‑K reporting its entry into this Agreement, disclosing applicable items to conform to its obligations hereunder and appending this Agreement as an exhibit thereto (the “Form 8‑K”). The Form 8‑K shall be consistent with the terms of this Agreement and the Press Release. The Trust shall provide the members of the Investor Group and their Representatives with a reasonable opportunity to review and comment on the Form 8-K prior to it being filed with the SEC and consider in good faith any comments of the Investor Group and their Representatives.

(c) No later than two Business Days following the date of this Agreement, Horizon and SoftVest shall file with the SEC amendments to their respective Schedule 13D filings, in compliance with Section 13 of the Exchange Act, reporting its entry into this Agreement, disclosing applicable items to conform to its obligations hereunder and including the terms of this Agreement and including this Agreement as an exhibit thereto (the “Schedule 13D Amendments”). The Schedule 13D Amendments shall be consistent with the terms of this Agreement and the Press Release. The Investor Group shall provide the Trust and its Representatives with a reasonable opportunity to review its applicable Schedule 13D Amendments prior to their being filed with the SEC and consider in good faith any comments of the Trust and its Representatives.

(d) Except for the issuance of the Press Release and the filing of the Form 8‑K and Schedule 13D Amendments, no party shall issue any press release or other public statement (including, without limitation, in any filing required under the Exchange Act) or speak on the record or on background with any member of the media about another party or the subject matter of this Agreement, except as required by law, Legal Requirement or applicable stock exchange listing rules or with the prior written consent of the other parties and otherwise in accordance with this Agreement.

8.     Confidentiality.

(a) For as long as a Stockholder Designee is serving as a director on the Board, such Stockholder Designee and its respective Representatives may receive confidential information regarding TPL Corp learned in such Stockholder Designee’s capacity as a director of TPL Corp, including discussions or matters considered in meetings of the Board or Board committees (collectively and individually, “Confidential Information”); provided, however, that each Stockholder Designee shall have executed a confidentiality agreement with TPL Corp, in substantially the form attached hereto as Exhibit A (a “Confidentiality Agreement”), prior to being appointed to the Board.

(b) For the avoidance of doubt, the parties acknowledge and agree that the obligations of any Stockholder Designee under the Confidentiality Agreement shall be in addition to, and not in lieu of, each Stockholder Designee’s confidentiality obligations under Delaware law and the applicable Governance Documents; provided, however, that, in the event of a conflict between any of the Stockholder Designee’s confidentiality obligations under the applicable corporate governance policies of TPL Corp and those in the Confidentiality Agreement, the terms of the Confidentiality Agreement shall control.

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(c) The Stockholders and the Stockholder Designees agree that the Board or any committee thereof, in the exercise of its fiduciary duties, shall have the right to recuse any director, including any Stockholder Designee, from any portion of a Board or committee meeting, and restrict the access of such director to information of TPL Corp (with the director in question not voting on such determination), to the extent such meeting or information relates to (i) this Agreement, including the interpretation and enforcement thereof; (ii) any demand made by any Stockholder or any of their respective Affiliates if such demand is coupled with the express or implied threat to take any of the actions prohibited in Section 3; (iii) the failure of any of the Stockholder Designees to comply with the Governance Documents insofar as they are applicable to all directors; or (iv) any proposed transaction between TPL Corp and any of the Stockholders or Stockholder Designee (where not a Stockholder). Each Stockholder Designee acknowledges and agrees that: (A) consistent with his fiduciary duties as a director of TPL Corp, each Stockholder Designee is obligated to consider in good faith, to the same extent as any other director of TPL Corp, recusal from any Board or committee meeting in the event there is any other actual or potential conflict of interest between any of the Stockholders or Stockholder Designees, on the one hand, and TPL Corp, on the other hand; and (B) the Board shall have the right to restrict the access of any Stockholder Designee to information of TPL Corp to the same extent it would for any other director of TPL Corp, in accordance with applicable law.

9.     Affiliates and Associates.  Each party shall instruct its controlled Affiliates and Associates to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such controlled Affiliate or Associate. A breach of this Agreement by a controlled Affiliate or Associate of a party, if such controlled Affiliate or Associate is not a party to this Agreement, shall be deemed to occur if such controlled Affiliate or Associate engages in conduct that would constitute a breach of this Agreement if such controlled Affiliate or Associate was a party to the same extent as the applicable party to this Agreement.

10.   Representations and Warranties.

(a) Each Stockholder hereby represents and warrants that it has full power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and that this Agreement has been duly and validly authorized, executed and delivered by it, constitutes a valid and binding obligation and agreement of it and is enforceable against it in accordance with its terms. Each Stockholder represents that the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case, in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of it as currently in effect and that the execution, delivery and performance of this Agreement by it does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it or (ii) result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which it is a party or by which it is bound.

(b) Each Stockholder represents and warrants that it owns no Synthetic Equity Interests or any Short Interests in the Trust.

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(c) The Trust hereby represents and warrants that it has full power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and that this Agreement has been duly and validly authorized, executed and delivered by the Trust, constitutes a valid and binding obligation and agreement of the Trust and is enforceable against the Trust in accordance with its terms. The Trust represents that the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case, in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of the Trust as currently in effect and that the execution, delivery and performance of this Agreement by the Trust does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to the Trust or (ii) result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Trust is a party or by which it is bound.

11.   Termination.

(a) Unless otherwise mutually agreed in writing by each party, this Agreement shall terminate (i) if the Distribution Time has not occurred, on the earliest to occur of (A) the date on which the Trustees determine, or take affirmative steps, to abandon the Proposed Transaction; (B) the date on which a Governmental Entity having jurisdiction over any party has issued any order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Proposed Transaction and such action has become final and nonappealable, or if there has been adopted any law that permanently makes consummation of the Proposed Transaction illegal or otherwise permanently prohibited; and (C) December 31, 2020 (the “Outside Date”); and (ii) if the Distribution Time has occurred prior to the Outside Date, following the completion of the 2022 annual meeting of stockholders of TPL Corp (the “Termination Date”); provided, however, that the respective obligations of the Investor Group under this Agreement (including the provisions of Sections 2, 3, 4, 6) shall survive until such time as no Investor Group Designee is serving on the Board; provided further that the obligations of Mission under this Agreement (including the provisions of Sections 2, 3, 4, 6) shall survive until such time as the Mission Designee is no longer serving on the Board.

(b) Notwithstanding anything to the contrary in this Agreement:

(i) the obligations of the Stockholders and the Stockholder Designees pursuant to Sections 2, 3, 4, 6 and 7(d) shall terminate in the event that the Trust materially breaches this Agreement and such breach (if capable of being cured) has not been cured within 30 calendar days following written notice of such breach from the Stockholders, or, if impossible to cure within 30 calendar days following written notice of such breach from the Stockholders, the Trust has not taken substantive action to correct within ten calendar days following written notice of such breach from the Stockholders; provided, however, that the obligations of the Stockholders and Stockholder Designees pursuant to Section 6 shall terminate immediately in the event that the Trust materially breaches its obligations to the Stockholders under Section 6; and

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(ii) the obligations of the Trust to the Stockholders pursuant to Sections 1, 4 and 6 shall terminate in the event that any of the Stockholders or Stockholder Designees materially breaches this Agreement and such breach (if capable of being cured) has not been cured within 30 calendar days following written notice of such breach from the Trust, or, if impossible to cure within 30 calendar days following written notice of such breach from the Trust, the Stockholders or Stockholder Designee has not taken substantive action to correct within ten calendar days following written notice of such breach from the Trust; provided, however, that the obligations of the Trust pursuant to Section 6 shall terminate immediately in the event that any of the Stockholders or Stockholder Designees materially breaches its obligations under Section 6.

(c) No termination of this Agreement in accordance with this Section 11 shall relieve any party from liability for any breach of this Agreement prior to such termination.

12.   Notices.  All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered by hand, with written confirmation of receipt; (b) upon sending if sent by electronic mail to the electronic mail addresses below, with confirmation of receipt from the receiving party by electronic mail; (c) one Business Day after being sent by a nationally recognized overnight carrier to the addresses set forth below; or (d) when actually delivered if sent by any other method that results in delivery, with written confirmation of receipt:

If to the Trust: Texas Pacific Land Trust 1700 Pacific Avenue, Suite 2770 Dallas, TX 75201 Attn: Robert Packer Email: robert@tpltrust.com	with mandatory copies (which shall not constitute notice) to: Sidley Austin LLP 1000 Louisiana Street, Suite 5900 Houston, TX 77002 Attn: George J. Vlahakos Email: gvlahakos@sidley.com

If to the Investor Group as a whole: Horizon Kinetics LLC 470 Park Avenue South New York, NY 10016 Attn: Jay Kesslen Email: jkesslen@horizonkinetics.com

If to SoftVest: SoftVest Advisors, LLC 400 Pine Street, Suite 1010 Abilene, TX 79601 Attn: Eric L. Oliver Email: eric@softvest.com

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If to Mission: Mission Advisors, LP 112 East Pecan Street, Suite 1425 San Antonio, TX 78205 Attn: Dana F. McGinnis Email: dana@missionadv.com

13.  Governing Law; Jurisdiction; Jury Waiver.  This Agreement, and any disputes arising out of or related to this Agreement (whether for breach of contract, tortious conduct or otherwise), shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflict of laws principles that would require the application of laws of another jurisdiction. The parties agree that exclusive jurisdiction and venue for any Legal Proceeding arising out of or related to this Agreement shall exclusively lie (a) prior to the Distribution Time, in the United States District Court for the Northern District of Texas in Dallas, Texas or, if such court does not have subject matter jurisdiction, any district court of Dallas County in the State of Texas, and any appellate court from any such Federal or state court; and (b) following the Distribution Time, in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or, if jurisdiction is vested exclusively in the Federal courts of the United States, the Federal courts of the United States sitting in the State of Delaware, and any appellate court from any such state or Federal court. Each party waives any objection it may now or hereafter have to the laying of venue of any such Legal Proceeding, and irrevocably submits to personal jurisdiction in any such court in any such Legal Proceeding and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any court that any such Legal Proceeding brought in any such court has been brought in any inconvenient forum. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

14.   Expenses.  The Trust shall reimburse the Investor Group’s fees and expenses in accordance with terms set forth in Section 9 of the Settlement Agreement.

15.   Specific Performance.  Each party to this Agreement acknowledges and agrees that each of the other parties would be irreparably injured by an actual breach of this Agreement by the first-mentioned party or its Representatives and that monetary remedies may be inadequate to protect either party against any actual or threatened breach or continuation of any breach of this Agreement. Without prejudice to any other rights and remedies otherwise available to the parties under this Agreement, each party shall be entitled to equitable relief by way of injunction or otherwise and specific performance of the provisions hereof upon satisfying the requirements to obtain such relief without the necessity of posting a bond or other security, if the other party or any of its Representatives breach or threaten to breach any provision of this Agreement. Such remedy shall not be deemed to be the exclusive remedy for a breach of this Agreement, but shall be in addition to all other remedies available at law or equity to the non-breaching party.

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16.   Certain Definitions and Interpretations.

(a) As used in this Agreement:

(i) the terms “Affiliate” and “Associate” (and any plurals thereof) have the meanings ascribed to such terms under Rule 12b-2 promulgated by the SEC under the Exchange Act and shall include all persons or entities that are or become Affiliates or Associates of any applicable person or entity referred to in this Agreement; provided, however, that the term “Associate” shall refer only to Associates controlled by the Trust, TPL Corp or the members of the Investor Group, as applicable; provided, further that, for purposes of this Agreement, the members of the Investor Group shall not be Affiliates or Associates of the Trust or TPL Corp, and the Trust and TPL Corp shall not be an Affiliate or Associate of the members of the Investor Group;

(ii) the terms “beneficial ownership,” “group,” “person,” “proxy” and “solicitation” (and any plurals thereof) have the meanings ascribed to such terms under the Exchange Act and the rules and regulations promulgated thereunder; provided, however, that the meaning of “solicitation” shall be without regard to the exclusions set forth in Rules 14a-1(l)(2)(iv) and 14a-2 under the Exchange Act;

(iii) the term “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the State of Delaware are authorized or obligated to be closed by applicable law;

(iv) the term “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

(v) the term “Extraordinary Transaction” means any tender offer, exchange offer, share exchange, merger, consolidation, acquisition, business combination, sale, recapitalization, restructuring, or other matters involving a corporate transaction that require a stockholder vote;

(vi) the term “Governmental Entity” means any United States, Indian tribe or nation, or foreign governmental authority, including any supranational, national, federal, territorial, state, commonwealth, province, territory, county, municipality, district, local governmental jurisdiction of any nature or any other governmental, self-regulatory or quasi-governmental authority of any nature (including any governmental department, division, agency, bureau, office, branch, court, arbitrator, commission, tribunal or other governmental instrumentality) or any political or other subdivision or part of any of the foregoing;

(vii) the term “Independent Director” means an individual that (A) qualifies as an “independent director” under applicable rules of the SEC, the rules of any stock exchange on which TPL Corp is traded and applicable governance policies of TPL Corp;

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(viii) the term “Net Long Position” means such shares of Common Stock beneficially owned, directly or indirectly, that constitute such person’s net long position as defined in Rule 14e-4 under the Exchange Act mutatis mutandis; provided, however, that “Net Long Position” shall not include any shares as to which such person does not have the right to vote or direct the vote other than as a result of being in a margin account, or as to which such person has entered into a derivative or other agreement, arrangement or understanding that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of such shares;

(ix) the term “Representatives” means (A) a person’s Affiliates and Associates and (B) its and their respective trustees, directors, officers, employees, partners, members, managers, consultants, legal or other advisors, agents and other representatives acting in a capacity on behalf of, in concert with or at the direction of such person or its Affiliates or Associates;

(x) the term “SEC” means the U.S. Securities and Exchange Commission;

(xi) the term “Short Interests” means any agreement, arrangement, understanding or relationship, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such person, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of shares of any class or series of the Trust’s equity securities by, manage the risk of share price changes for, or increase or decrease the voting power of, such person with respect to the shares of any class or series of the Trust’s equity securities, or that provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of the shares of any class or series of the Trust’s equity securities;

(xii) the term “Stockholder Meeting” means each annual or special meeting, or any action by written consent in lieu thereof, of holders of Sub-share Certificates of the Trust or stockholders of TPL Corp and any adjournment, postponement, rescheduling or continuation thereof;

(xiii) the term “Synthetic Equity Interests” means any derivative, swap or other transaction or series of transactions engaged in, directly or indirectly, by such person, the purpose or effect of which is to give such person economic risk similar to ownership of equity securities of any class or series of the Trust, including due to the fact that the value of such derivative, swap or other transactions are determined by reference to the price, value or volatility of any shares of any class or series of the Trust’s equity securities, or which derivative, swap or other transactions provide the opportunity to profit from any increase in the price or value of shares of any class or series of the Trust’s equity securities, without regard to whether (A) the derivative, swap or other transactions convey any voting rights in such equity securities to such person; (B) the derivative, swap or other transactions are required to be, or are capable of being, settled through delivery of such equity securities; or (C) such person may have entered into other transactions that hedge or mitigate the economic effect of such derivative, swap or other transactions; and

(xiv) the term “Third Party” refers to any person that is not a party or a Representative of either party.

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(b) In this Agreement, unless a clear contrary intention appears, (i) the word “including” (in its various forms) means “including, without limitation;” (ii) the words “hereunder,” “hereof,” “hereto” and words of similar import are references in this Agreement as a whole and not to any particular provision of this Agreement; (iii) the word “or” is not exclusive; (iv) references to “Sections” in this Agreement are references to Sections of this Agreement unless otherwise indicated; and (v) whenever the context requires, the masculine gender shall include the feminine and neuter genders.

(c) For the avoidance of doubt, it is understood and agreed that there shall be no Legal Requirement, “applicable law,” “regulation” or “rule” requiring any party or any of its Representatives to make any disclosure of any kind solely by virtue of the fact that, absent such disclosure, would be prohibited from purchasing, selling or engaging in voluntary transactions with respect to the securities of the Trust or TPL Corp or such person would be unable to file any proxy materials or tender or exchange offer materials in compliance with Section 14 of the Exchange Act or the rules promulgated thereunder.

17.   Miscellaneous.

(a) Assignment.  (i) As of the Distribution Time, the Trust shall have assigned to TPL Corp, and TPL Corp shall have accepted and assumed, all rights, obligations and liabilities of the Trust under this Agreement (such assignment, the “Permitted Assignment”). Upon the effectiveness of the Permitted Assignment, all references to the Trust herein shall be deemed references to TPL Corp. (ii) Except for the Permitted Assignment, this Agreement shall not be assignable by operation of law or otherwise by a party without the consent of the other parties. Any purported assignment without such consent is void ab initio. Subject to the foregoing sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the permitted successors and assigns of each party.

(b) Liability Several and Not Joint.  The representations, warranties, covenants, agreements and obligations given or entered into by the Stockholders under this Agreement are several and not joint with the representations, warranties, covenants, agreements and obligations of any other Stockholder, and no Stockholder shall be responsible in any way for the performance, non-performance or breach of the representations, warranties, covenants, agreements and obligations of any other Stockholder. In the event of any damages arising out of the performance, non-performance or breach of terms of Agreement by two or more Stockholders, each Stockholder shall be responsible only for the portion of such damages arising from such Stockholder’s own breach.

(c) Third Party Beneficiaries.  Except for any permitted assignment pursuant to Section 17(a), this Agreement is solely for the benefit of the parties and is not enforceable by any other persons.

(d) Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that the parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, void or unenforceable. In addition, the parties agree to use their reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or unenforceable by a court of competent jurisdiction.

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(e) Amendments and Waivers.  Any amendment or modification of the terms and conditions set forth herein or any waiver of such terms and conditions must be agreed to in a writing signed by each party. Neither the failure nor any delay by a party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

(f) Counterparts.  This Agreement may be executed in one or more textually identical counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature.

(g) Interpretation and Construction.  Each of the parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts relating thereto exchanged among the parties will be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties, and any controversy over interpretations of this Agreement will be decided without regard to events of drafting or preparation.

(h) Headings.  The headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement.

(i) Other Agreements. Other than the Settlement Agreement (including the exhibits thereto) and the Confidentiality Agreement, this Agreement constitutes the only agreement between the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written.

[Signature Pages Follow]

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, or caused the same to be executed by its duly authorized representative, as of the date first above written.

TEXAS PACIFIC LAND TRUST

By:	/s/ David E. Barry
Name:	David E. Barry
Title:	Trustee

By:	/s/ John R. Norris III
Name:	John R. Norris III
Title:	Trustee

SIGNATURE PAGE TO STOCKHOLDERS’ AGREEMENT

Horizon Kinetics LLC

By:	/s/ Jay Kesslen
Name:	Jay Kesslen
Title:	General Counsel

Horizon Kinetics Asset Management LLC

By:	/s/ Jay Kesslen
Name:	Jay Kesslen
Title:	General Counsel

SIGNATURE PAGE TO STOCKHOLDERS’ AGREEMENT

SoftVest Advisors, LLC

By:	/s/ Eric L. Oliver
Name:	Eric L. Oliver
Title:	President

SoftVest, L.P.

By: SoftVest GP I, LLC, as General Partner

By:	/s/ Eric L. Oliver
Name:	Eric L. Oliver
Title:	President

SIGNATURE PAGE TO STOCKHOLDERS’ AGREEMENT

Mission Advisors, LP

By:	/s/ Dana F. McGinnis
Name:	Dana F. McGinnis
Title:	Chief Investment Officer

SIGNATURE PAGE TO STOCKHOLDERS’ AGREEMENT

Exhibit A1
Form of Confidentiality Agreement

Texas Pacific Land Corporation
1700 Pacific Avenue, Suite 2900
Dallas, TX 75201

[●], 2020

[Horizon][SoftVest][Mission]
[●]
[●]
Attn: [Horizon][SoftVest][Mission] Designee

Re:	Confidentiality Agreement

Ladies and Gentlemen:

This letter agreement shall become effective upon the appointment of [●] [(the “[●] Designee”)] to the Board of Directors (the “Board”) of Texas Pacific Land Corporation, a Delaware corporation (“TPL Corp”), pursuant to the Stockholders’ Agreement, dated as of [●], 2020 (the “Stockholders’ Agreement”), by and among Texas Pacific Land Trust (the “Trust”), on the one hand, and Horizon Kinetics LLC (“Horizon Kinetics”) and Horizon Kinetics Asset Management LLC (together with Horizon Kinetics and collectively with their Affiliates, “Horizon”), SoftVest Advisors, LLC (“SoftVest Advisors”) and SoftVest, L.P. (together with SoftVest Advisors and collectively with their Affiliates “SoftVest”), and Mission Advisors, LP (“Mission”), on the other hand. Capitalized terms used and not otherwise defined herein have the meanings given to such terms in the Stockholders’ Agreement.

Upon the terms of, and subject to the conditions in, this letter agreement, [Horizon][SoftVest][Mission] and its Representatives may receive certain Confidential Information (as defined herein) about TPL Corp and its Affiliates from the [[•] Designee] obtained in his or her capacity as a director of TPL Corp that is confidential or proprietary, the disclosure of which could harm TPL Corp or its Affiliates. Notwithstanding any provisions in (or required approval pursuant to) any of TPL Corp’s Code of Business Conduct and Ethics or Corporate Governance Guidelines to the contrary, TPL Corp understands and agrees that, upon the terms of, and subject to the conditions in, this letter agreement, the [[•] Designee] may disclose Confidential Information to [Horizon][SoftVest][Mission] or its Representatives, and that such disclosure on the terms of, and subject to the conditions in, this letter agreement shall not constitute a breach of or failure to comply with TPL Corp’s Certificate of Incorporation (as amended and as may be further amended from time to time), Bylaws (as amended and as may be further amended from time to time), committee charters, corporate governance, ethics, conflict of interest, confidentiality, and similar governance documents that are generally applicable to TPL Corp’s directors.

1 Note: Directors other than the Stockholder Designees will sign a form confidentiality agreement that is nearly identical to this form of agreement, except that it will not contain the provisions solely applicable to directors who are designees of an investment fund.

1.
The [[●] Designee] and [Horizon][SoftVest][Mission] understand and agree that the [[•] Designee], when acting in his or her capacity as a director of TPL Corp, shall be subject in all cases to the fiduciary duties owed to TPL Corp and its stockholders imposed by Delaware law. It is understood and agreed that the [[•] Designee] shall not disclose to any person or entity outside TPL Corp or to [Horizon][SoftVest][Mission] or its Representatives (a) any confidential or proprietary information of any third party in the possession of TPL Corp or any of its Affiliates for which the [[•] Designee] has actual knowledge, prior to such disclosure, that TPL Corp or any of its Affiliates is prohibited from disclosing pursuant to a contractual, fiduciary or other legal obligation or duty of confidentiality; and (b) any legal advice or information that is specifically identified to the [[•] Designee], prior to such disclosure, as protected by TPL Corp’s or any of its Affiliates’ attorney-client privilege, attorney work-product privilege or any other applicable privilege (both with respect to internal or external legal counsel). Accordingly, and in furtherance of the foregoing, [Horizon][SoftVest][Mission] agrees not to claim or contend that TPL Corp has waived any attorney client privilege, work product doctrine or any other applicable privilege by permitting the proffer of information pursuant to this letter agreement. TPL Corp shall, as promptly as reasonably possible and in good faith, respond to any request by the [[•] Designee] for advice as to whether any particular Confidential Information is not to be disclosed by the [[•] Designee] in accordance with clause (a) or (b) above, or otherwise in accordance with applicable law, and the [[●] Designee] may, but shall not be required to, rely on such advice for purposes of this Section 1. The term “Representatives” shall mean (i) with respect to TPL Corp, members of the Board, officers, financial advisers and attorneys and (ii) with respect to [Horizon][SoftVest][Mission], any of its controlled affiliates and its and their partners, directors, officers or employees, attorneys, accountants and financial and other advisers (excluding, for the avoidance of doubt, any member of the Board).

2.
For purposes of this letter agreement, the term “Confidential Information” includes all non-public information (whether or not material to TPL Corp), entrusted to or obtained by a Board member by reason of his or her position as a director of TPL Corp, concerning or relating to TPL Corp that is furnished directly or indirectly by TPL Corp or any of its Representatives prior to the termination of this letter agreement, whether or not marked as confidential, whether furnished before or after the effective date of this letter agreement, whether oral, written or electronic, and regardless of the manner in which it is furnished, together with any notes, reports, summaries, analyses, compilations, forecasts, studies, interpretations, memoranda or other materials that contain, reference, reflect or are based upon, in whole or in part, any such information. In addition to information regarding Board and committee meetings, discussions, deliberations and decisions, Confidential Information includes, but is not limited to, non-public information that might be of use to competitors or harmful to TPL Corp, its customers, suppliers or other stakeholders if disclosed, including but not limited to: (a) non-public information about the TPL Corp’s financial condition, forecasts, prospects or plans, its marketing and sales programs and research and development information, as well as information relating to mergers and acquisitions, stock splits and divestitures; (b) non-public information concerning possible transactions with other companies or information about TPL Corp’s customers, suppliers or joint venture partners, which TPL Corp is under an obligation to maintain as confidential; and (c) non-public information about discussions, deliberations and decisions relating to business issues between and among TPL Corp’s employees, officers and directors. The term “Confidential Information” does not include information that (i) was within [Horizon][SoftVest][Mission]’s possession or the possession of any of its Representatives prior to the information being furnished to the [[•] Designee] by TPL Corp or TPL Corp’s Representatives; (ii) is or becomes available to [Horizon][SoftVest][Mission] or its Representatives from a source other than TPL Corp or TPL Corp’s Representatives; (iii) is or becomes generally available to the public; or (iv) has been or is independently developed by [Horizon][SoftVest][Mission] or its Representatives without the use of the Confidential Information or in violation of the terms of this letter agreement; provided, however, that, in the case of clauses (i), (ii) and (iii) above, such information was not known by [Horizon][SoftVest][Mission] or its Representatives to have been provided in violation of any contractual, fiduciary or other legal obligation of confidentiality owed to TPL Corp or an Affiliate thereof; provided further that, in the case of clauses (ii) and (iii) above, such information becomes available other than as a result of a disclosure by [Horizon][SoftVest][Mission] or its Representatives in violation of this letter agreement or in violation of any other confidentiality or non-use obligations. Notwithstanding the foregoing, specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in [Horizon][SoftVest][Mission]’s possession on a non-confidential basis merely because Confidential Information is embraced by more general information in the public domain or in [Horizon][SoftVest][Mission]’s possession prior to the date hereof. Further, any combination of Confidential Information shall not be considered in the public domain or in [Horizon][SoftVest][Mission]’s possession on a non-confidential basis merely because individual elements of such Confidential Information are in the public domain or are in [Horizon][SoftVest][Mission]’s possession prior to the date hereof.

3.
As a condition to [Horizon][SoftVest][Mission] or any of its Representatives being furnished with the Confidential Information, [Horizon][SoftVest][Mission] agrees to treat as confidential, and to instruct its Representatives to treat as confidential, any Confidential Information that is furnished to [Horizon][SoftVest][Mission] or its Representatives by or on behalf of the [[•] Designee], TPL Corp or TPL Corp’s Representatives in accordance with the provisions of this letter agreement and to take or abstain from taking, and to instruct its Representatives to take or abstain from taking, certain other actions as set forth herein. [Horizon][SoftVest][Mission] further agrees that it shall use the Confidential Information solely for the purpose of monitoring and evaluating [Horizon][SoftVest][Mission]’s investment in TPL Corp; provided, however, that [Horizon][SoftVest][Mission] may disclose the Confidential Information (a) to any of its Representatives who need to know such information for the purpose of monitoring and evaluating their investment in TPL Corp or (b) as TPL Corp may otherwise consent in writing. [Horizon][SoftVest][Mission] shall (i) inform any such Representative of the confidential nature of the Confidential Information and (ii) direct such Representative to keep the Confidential Information strictly confidential according to the terms of this letter agreement. [Horizon][SoftVest][Mission] agrees to be responsible for any breaches of any of the provisions of this letter agreement by any of its Representatives as if they were a party hereto (it being understood that such responsibility shall be in addition to and not by way of limitation of any right or remedy TPL Corp may have against [Horizon][SoftVest][Mission]’s Representatives with respect to such breach). This Agreement shall not, in and of itself, prohibit any Representatives of [Horizon][SoftVest][Mission] from conducting trades in securities of TPL Corp as long as such Representatives are not in possession of any Confidential Information at the time of such trades (and do not conduct such trades upon instruction of any Representative of [Horizon][SoftVest][Mission] who is in possession of any Confidential Information at such time).

4.
[Horizon][SoftVest][Mission] hereby acknowledges that it is aware (a) that the Confidential Information may contain material non-public information concerning TPL Corp and (b) that U.S. securities laws and regulations may restrict any person who has material, non-public information concerning an issuer from purchasing or selling securities of such issuer or communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. [Horizon][SoftVest][Mission] agrees that it and its Representatives in possession of material non-public information concerning TPL Corp shall refrain from trading in the securities of TPL Corp in violation of U.S. securities laws and regulations while in possession of any such material non-public information. Each of TPL Corp and [Horizon][SoftVest][Mission] further acknowledges its respective acknowledgements and obligations as well as those of its Representatives (as applicable) under Section 8 of the Stockholders’ Agreement.

5.
Notwithstanding anything to the contrary provided in this letter agreement, in the event [Horizon][SoftVest][Mission] or any of its Representatives receives a request pursuant to a Legal Requirement or is otherwise required pursuant to applicable law, regulation or the rules of any governmental, national securities exchange or other regulatory authority to disclose all or any part of the Confidential Information (as determined based on the advice of outside legal counsel), [Horizon][SoftVest][Mission] agrees, and agrees to instruct its Representatives, to the extent permitted by applicable law, (a) to promptly notify TPL Corp of the existence, terms and circumstances surrounding such Legal Requirement or other requirement and (b) to cooperate with TPL Corp in seeking a protective order or other appropriate remedy to the extent available under the circumstances. In the event that such protective order or other remedy is not obtained or not available or that TPL Corp waives compliance with the provisions hereof, [Horizon][SoftVest][Mission] or its Representatives, as the case may be, (i) may disclose only that portion of the Confidential Information which [Horizon][SoftVest][Mission] or its Representatives are advised by its outside legal counsel, is legally required to be disclosed, (ii) shall inform the recipient of such Confidential Information of the existence of this letter agreement and the confidential nature of such Confidential Information and (iii) shall exercise reasonable efforts to obtain assurances that confidential treatment will be accorded to the Confidential Information. For the avoidance of doubt, it is understood and agreed that there shall be no Legal Requirement, “applicable law,” “regulation” or “rule” requiring any party or any of its Representatives to make any disclosure of any kind solely by virtue of the fact that, absent such disclosure, would be prohibited from purchasing, selling or engaging in voluntary transactions with respect to the securities of the Trust or TPL Corp or such person would be unable to file any proxy materials or tender or exchange offer materials in compliance with Section 14 of the Exchange Act or the rules promulgated thereunder.

6.
Within 10 days following the termination of this letter agreement in accordance with its terms and at [Horizon][SoftVest][Mission]’s option, [Horizon][SoftVest][Mission] and its Representatives shall either promptly (a) destroy the Confidential Information and any copies thereof or (b) return to TPL Corp all Confidential Information and any copies thereof, and in either case, certify in writing to TPL Corp that all such material has been destroyed or returned, as applicable, in compliance with this letter agreement; provided, however, that [Horizon][SoftVest][Mission] and its Representatives shall be permitted to retain Confidential Information (i) to the extent necessary to comply with applicable law, professional standards or generally applicable document retention policies of [Horizon][SoftVest][Mission] or its Representatives or (ii) to the extent disclosed pursuant to an Legal Requirement. To the extent any Confidential Information is retained pursuant to the preceding sentence, [Horizon][SoftVest][Mission] and its Representatives shall continue to be bound by the obligations contained herein with respect to such Confidential Information retained by [Horizon][SoftVest][Mission] or its Representatives for such period of time as [Horizon][SoftVest][Mission] and its Representatives shall possess such Confidential Information.

7.
During the term of this letter agreement and continuing for a period of 18 months following the termination of this letter agreement, [Horizon][SoftVest][Mission] and its Representatives shall not, without the prior written approval of the Board, directly or indirectly, for [Horizon][SoftVest][Mission] or on behalf of, or in conjunction with, any other person or entity of any nature, solicit, canvass, approach, or induce any employee or contractor of TPL Corp to terminate his, her or its employment or engagement with TPL Corp or any of its Affiliates or Associates, other than by means of a general advertisement that is not directed at any particular employee or contractor of TPL Corp.

8.
[Horizon][SoftVest][Mission] agrees that it shall, at [Horizon][SoftVest][Mission]’s sole expense, use its reasonable best efforts to undertake all measures necessary or appropriate, including, without limitation, court proceedings, (a) to restrain the Representatives of [Horizon][SoftVest][Mission] from prohibited or unauthorized disclosure or use of any Confidential Information and (b) to safeguard and protect the confidentiality of the Confidential Information disclosed to [Horizon][SoftVest][Mission] or any of its Representatives and to prevent the use of any Confidential Information in any way that would violate any applicable law or this letter agreement. [Horizon][SoftVest][Mission] shall notify TPL Corp promptly, in writing, of any misuse, misappropriation or unauthorized disclosure of any Confidential Information which may come to [Horizon][SoftVest][Mission]’s attention. [Horizon][SoftVest][Mission] shall be responsible for any breach of this letter agreement by [Horizon][SoftVest][Mission] and any deemed breach of this letter agreement by any of [Horizon][SoftVest][Mission]’s Representatives and by any other person to whom [Horizon][SoftVest][Mission] discloses any Confidential Information, whether or not such disclosure is permitted hereunder, as if such Representatives or other persons were parties hereto and had [Horizon][SoftVest][Mission]’s obligations hereunder.

9.
[Horizon][SoftVest][Mission] acknowledges and agrees that TPL Corp would be irreparably injured by an actual breach of this letter agreement and that monetary remedies would be inadequate to protect TPL Corp against any actual or threatened breach or continuation of any breach of this letter agreement. Without prejudice to any other rights and remedies otherwise available to TPL Corp under this letter agreement, TPL Corp shall be entitled to equitable relief by way of injunction or otherwise and specific performance of the provisions hereof upon satisfying the requirements to obtain such relief, without the necessity of posting a bond or other security, if [Horizon][SoftVest][Mission] or any of its Representatives breach or threaten to breach any provision of this letter agreement. Such remedy shall not be deemed to be the exclusive remedy for a breach of this letter agreement but shall be in addition to all other remedies available at law or equity to the non-breaching party.

10.
[Horizon][SoftVest][Mission] agrees that (a) none of TPL Corp or its Representatives shall have any liability to [Horizon][SoftVest][Mission] or any of its Representatives resulting from the selection, use or content of the Confidential Information by [Horizon][SoftVest][Mission] or its Representatives and (b) none of TPL Corp or its Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of any Confidential Information. This letter agreement shall not create any obligation on the part of TPL Corp or its Representatives to provide [Horizon][SoftVest][Mission] or its Representatives with any Confidential Information, nor shall it entitle [Horizon][SoftVest][Mission] or its Representatives to participate in any meeting of the Board or any committee thereof. All Confidential Information shall remain the property of TPL Corp and its Affiliates. Neither [Horizon][SoftVest][Mission] nor any of its Representatives shall by virtue of any disclosure of, and/or [Horizon][SoftVest][Mission]’s or its Representatives’ use of, any Confidential Information acquire any rights with respect thereto; all such rights shall remain exclusively with TPL Corp and its Affiliates. [Horizon][SoftVest][Mission] and its Representatives shall not initiate contact with any officer or employee of TPL Corp concerning Confidential Information other than as permitted by the terms of the Stockholders’ Agreement, unless otherwise approved in writing by TPL Corp; provided, however, the restrictions set forth in this sentence shall not apply to the [[•] Designee], acting in his capacity as a member of the Board, or any other officer or employee of TPL Corp who is also serving as a director.

11.
Except as otherwise set forth herein, this letter agreement and the obligations and restrictions hereunder shall terminate 24 months from the earlier of (a) the date on which the [[•] Designee] ceases to be a director of TPL Corp and (b) the date on which [Horizon][SoftVest][Mission] delivers written notice to TPL Corp that it no longer wishes to receive any Confidential Information under this Agreement; provided, however, that any liability for breach of this letter agreement prior to termination under this Section 11 shall survive such termination.

12.
No failure or delay by any party or any of its Representatives in exercising any right, power or privilege under this letter agreement shall operate as a waiver thereof, and no modification hereof shall be effective, unless in writing and signed by [Horizon][SoftVest][Mission] and TPL Corp.

13.
The illegality, invalidity or unenforceability of any provision hereof under the laws of any jurisdiction shall not affect its legality, validity or enforceability under the laws of any other jurisdiction, nor the legality, validity or enforceability of any other provision hereof.

14.
This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to conflict of laws principles that would require the application of laws of another jurisdiction. Each party hereto hereby irrevocably and unconditionally consents to the exclusive institution and resolution of any Legal Proceeding with respect to or arising out of this letter agreement brought by any party hereto in the Court of Chancery of the State of Delaware or, if such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or, if jurisdiction is vested exclusively in the Federal courts of the United States, the Federal courts of the United States sitting in the State of Delaware, and any appellate court from any such state or Federal court. Each party hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any Legal Proceeding with respect to or arising out of this letter agreement in such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Legal Proceeding brought in any such court has been brought in an inconvenient forum. The parties agree that a final judgment in any such dispute shall be conclusive and may be enforced in other jurisdictions by suits on the judgment or in any other manner provided by law. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING WITH RESPECT TO OR ARISING OUT OF THIS LETTER AGREEMENT.

15.
In addition, in the event of a Legal Proceeding relating to this letter agreement or the Stockholders’ Agreement between TPL Corp and [Horizon][SoftVest][Mission], if the [[•] Designee] incurs any legal or other fees, costs or expenses in his or her capacity as a deponent, witness or other nonparty, the breaching party shall promptly, upon demand therefor, reimburse the [[•] Designee] for all such reasonable fees, costs and expenses.

16.	Any notice or other communication required or permitted under this letter agreement to TPL Corp or [Horizon][SoftVest][Mission] shall be provided pursuant to Section 12 of the Stockholders’ Agreement.

17.
Other than the Settlement Agreement (including the exhibits thereto) and the Stockholders’ Agreement (including the exhibits thereto), this letter agreement constitutes the only agreement between the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written. This letter agreement may be amended only by an agreement in writing executed by TPL Corp and [Horizon][SoftVest][Mission].

18.
This letter agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Except for any assignment to any acquirer of TPL Corp or of all, or substantially all, of TPL Corp’s assets, any assignment of this letter agreement by [Horizon][SoftVest][Mission] (including by operation of law) or the [[•] Designee] without the prior written consent of TPL Corp shall be void ab initio. Any acquirer of TPL Corp or of all, or substantially all, of TPL Corp’s assets shall be entitled to the benefits of this letter agreement, whether or not this letter agreement is assigned to such acquirer.

19.
This letter agreement may be executed in separate counterparts (including by fax, .jpeg, .gif, .bmp and .pdf), each of which when so executed shall be an original, but all such counterparts shall together constitute one and the same instrument.

[Signature Pages Follow]

Very truly yours,

TEXAS PACIFIC LAND CORPORATION

By:
Name:
Title:

SIGNATURE PAGE TO CONFIDENTIALITY AGREEMENT

ACCEPTED AND AGREED TO BY:

[[•] Designee]

By:
Name:	[•]
Title:	[•]

[Horizon][SoftVest][Mission]

By:
Name:	[•]
Title:	[•]

SIGNATURE PAGE TO CONFIDENTIALITY AGREEMENT